Dated this 1st day of January 1998 MOMENTUM INTERNET INC.

                                       and

                          CROSSBOW CONSULTANTS LIMITED



                                    AGREEMENT




                                 Horvath & Giles
                           16"' Floor On Hing Building
                              No. I On Hing Terrace
                                     Central
                                    Hong Kong
                               Tel. No.: 2522 9118


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AN AGREEMENT  made the 1st day of January One Thousand
              Nine Hundred Ninety-Eight

BETWEEN
MOMENTUM INTERNET INC. whose registered address is situate at P.O. Box
957, Offshore Incorporated Centre, Road Town, Tortola, British Virgin Islands (hereinafter called "MII") of the one part and

CROSSBOW CONSULTANTS LIMITED whose registered address is situate at P.O. Box 957, Offshore Incorporated Centre, Road Town, Tortola, British Virgin Islands (hereinafter called "the Consultant") of the other part.

WHEREBY IT IS AGREED as follows:-

1) MII engages the Consultant to provide all administrative, promotional and technical support services to enable M11 to carry on business as an internet publishing and marketing company as effectively as possible on the following, terms and conditions.

2)            The Consultant agrees:

          (a) To assist in the internet publishing and marketing of products of MII which include Swiftrade, M Finance, PINmail, MediaHits, Search Dragon and others to be added from time to time;

          (b) To provide professional, administrative and technical assistance required in relation to the holding of internet assets, to assist in the acquiring of equipment and machinery including computers and at the direction of M11 the training of personnel in relation thereto;

          (c) To undertake any other action necessary, and which it can reasonably provide, to enable MII to continue in operation with adequate administrative and technical support.

3) M11 agrees to pay the Consultant a service fee of US$10,000 per month for the period from 1st January 1998 up to 31st December 1998. Thereafter the fee for each succeeding year shall be agreed during the three months prior to I" January of every succeeding year with provision for renegotiation during the currency of any particular year if rising costs due to inflation or changed circumstances warrant. In the event that agreement on the service fee cannot be reached before 1st January of any particular year this Agreement shall terminate three months after that date.

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
4) The terms of this Agreement shall commence on 1st January 1998 up to 31st December 1998 and shall be renewed automatically unless either party shall have given at least one month's notice in writing to terminate this Agreement.

IN WITNESS whereof the parties have hereunto set their hands the day and year first above written.

SIGNED by Peter Graham Daley     )
for and on behalf of             )    /s/
Momentum Internet Inc.           )
in the presence of,              )



SIGNED by Anthony Leonard Tobin  )
 for and on behalf of            )    /s/
Crossbow Consultants Limited     )
 in the presence of,             )

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